---------------------------
                                                             OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0145
                                                     Expires:  December 31, 2005
                                                     Estimated average burden
                                                     hours per response.......11
                                                     ---------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                              (Amendment No. 4 )1


                               Gardenburger, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common stock without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    365476100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               September 12, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 32 Pages

------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                           7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES              8
    BENEFICIALLY                    398,072 shares of Common Stock
      OWNED BY                      [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                           9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                           10
                                    398,072 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            398,072 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.2 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 2 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES               8
    BENEFICIALLY                    429,306 shares of Common Stock
      OWNED BY                      [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                            9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    429,306 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            429,306 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.6% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 3 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES               8
    BENEFICIALLY                    71,984 shares of Common Stock
      OWNED BY                      [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                            9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    71,984 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            71,984 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 4 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES               8
    BENEFICIALLY                    85,301 shares of Common Stock
      OWNED BY                      [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                            9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    85,301 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            85,301 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.9 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES               8
    BENEFICIALLY                    28,434 shares of Common Stock
      OWNED BY                      [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                            9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    28,434 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            28,434 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instruct-ions)
    14
            PN
------------====================================================================

                               Page 6 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital (CP) Investors, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES               8
    BENEFICIALLY                    42,651 shares of Common Stock
      OWNED BY                      [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                            9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    42,651  shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            42,651 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.5 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instruct-ions)
    14
            PN
------------====================================================================

                               Page 7 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================
------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES               8
    BENEFICIALLY                    369,639 shares of Common Stock
      OWNED BY                      [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                            9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    369,639 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            369,639 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.9 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 8 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                     1,055,748 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,055,748 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,055,748 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            10.5 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 9 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 10 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================
                               Page 11 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================
------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================
                               Page 12 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================
                               Page 13 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================
                               Page 14 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 15 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 16 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 17 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================
                               Page 18 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================
                               Page 19 of 32 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                          (a)    [   ]
                                                          (b)    [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,425,387 Shares,  which is 13.7% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
                                    -0-
      NUMBER OF        -------------============================================
                                    SHARED VOTING POWER
       SHARES                8
    BENEFICIALLY                    1,425,387 shares of Common Stock
      OWNED BY                       [See Preliminary Note]
                       -------------============================================
        EACH                        SOLE DISPOSITIVE POWER
                             9
      REPORTING                     -0-
     PERSON WITH       -------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    1,425,387 shares of Common Stock
                                    [See Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,425,387 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.7 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================
                               Page 20 of 32 Pages

         This Amendment No. 4 to Schedule 13D amends the Schedule 13D initially filed on April 23, 1999 (collectively, with all amendments thereto, the "Schedule 13D").

         Preliminary Note: The Reporting Persons are filing this Schedule 13D with respect to the common stock, no par value (the "Common Stock"), of Gardenburger, Inc. (the "Company"). As reported in the prior Schedule 13D, the Reporting Persons are not currently the record holder of any Common Stock, other than 3,700 shares of Common Stock held in aggregate by Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners II, L.P. (collectively, the "3,700 Shares"). The Reporting Persons own certain shares of Series C Convertible Preferred Stock, no par value, of the Company (the "Series C Preferred Shares") and Series D Convertible Preferred Stock, no par value, of the Company (the "Series D Preferred Shares," and together with the Series C Preferred Shares, the "Preferred Shares"). Each Series C Preferred Share is convertible into five shares of Common Stock at any time by the holder, subject to certain adjustments set forth in the Determination of Terms of the Series C Preferred. Each Series D Preferred Share is convertible into 13.3333 shares of Common Stock at any time by the holder, subject to certain adjustments set forth in the Determination of Terms of the Series D Preferred. In addition, the Reporting Persons own certain warrants which are immediately exercisable to purchase an aggregate of 171,687 shares of Common Stock (the "Warrants"). The conversion of the Preferred Shares and the exercise of the Warrants are subject to the terms and conditions contained in Preferred Stock Exchange Agreement dated January 10, 2002 among certain of the Reporting Persons, certain other investors and the Company. For a discussion of the terms and conditions of the Exchange Agreement, the Definition of Terms of the Series C Preferred and the Definition of Terms of the Series C the Series D Preferred, see Amendment No. 2 to the Schedule 13D filed on January 17, 2002.

                               Page 21 of 32 Pages

         As reported by the  Reporting  Persons in their  Amendment No. 3 to the
Schedule 13D filed with the SEC on September 9, 2003, the Pattico Group may have been formed in respect of the Going-Private Transaction based on the understanding among the Reporting Persons, Rosewood, Dresdner, Pattico and Management as to the material terms on which they would be willing to consummate the Going-Private Transaction (as such terms are defined in such Amendment No.
3). The Amendment No. 3 also reported that neither the Reporting Persons nor the Company had consented to the Going-Private Transaction. The Reporting Persons are filing this Amendment No. 4 to disclose that there is no longer any understanding regarding the terms on which members of the Pattico Group would be willing to consummate the Going-Private Transaction nor any "group" within the meaning of Rule 13d-5(b) of the Exchange Act. The Reporting Persons are also reporting their continued beneficial ownership of 1,425,387 shares of Common Stock.

Item 2.  Identity And Background.
-------  -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:
         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants);

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants and with respect to the 2,800 shares of Common Stock which FCIP owns directly);

                               Page 22 of 32 Pages

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants and with respect to the 900 shares of Common Stock which FCIP II owns directly);

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants);

                  (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants);

                  (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants).


         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Common Stock beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through direct ownership of Preferred Shares and Warrants).

         The General Partner Of The Partnerships
         ---------------------------------------

                  (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Common Stock beneficially owned by each of the Partnerships (through direct ownership of Preferred Shares and Warrants, and the 3,700 Shares owned directly by FCIP and FCIP II).

                               Page 23 of 31 Pages

         The Managing Members Of The General Partner And The Management Company
         ----------------------------------------------------------------------

                  (ix) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Common Stock beneficially owned by the Partnerships and the Managed Accounts (through direct ownership of Preferred Shares and Warrants, and the 3,700 Shares owned directly by FCIP and FCIP
                           II): David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Derek C. Schrier, ("Schrier") Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Fried, Landry, Mellin, Millham, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."
         (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                               Page 24 of 32 Pages

         (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 4.  Purpose Of The Transaction.
------   --------------------------

         Item 4 of the Schedule 13D is amended and updated as follows:

         As noted in the Preliminary Note, there is no longer any understanding among the Reporting Persons, Rosewood, Dresdner, Pattico and Management regarding the material terms on which the Going-Private Transaction might be consummated and there is no longer any "group" within the meaning of Rule 13d-5(b) of the Exchange Act.
         The Reporting Persons may continue to engage in communications with one or more officers of the Company, one or more members of the Board of Directors of the Company, one or more shareholders of the Company, one or more creditors of the Company and/or Rosewood, Dresdner, Pattico and Management regarding possible transactions affecting the Company. In addition, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more creditors of the Company, one or more officers of the Company, and/or one or more

                               Page 25 of 32 Pages
members of the Board of Directors of the Company regarding the Company, including but not limited to the Company's operations.
         Except to the extent any of the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through
(j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each such cover page was based upon a Common Stock outstanding figure determined by increasing (i) the 9,002,101 shares of Common Stock outstanding as of August 11, 2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the SEC on August 14, 2003 and (ii) the shares of Common Stock of which each Partnership, may be the deemed beneficial owner through its ownership of Preferred Shares and Warrants.

                  (c) There have been no transactions by the Partnerships in the Common Stock or other securities of the Company in the past 60 days.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference. The percentage amount set forth in Row 13 of the cover page hereto for the

                               Page 26 of 32 Pages

                           Management Company was based upon a Common Stock outstanding figure determined by increasing (i) the 9,002,101 shares of Common Stock outstanding as of August 11,2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the SEC on August 14, 2003 and (ii) the shares of Common Stock of which the Managed Accounts are the deemed beneficial owner through their ownership of Preferred Shares and Warrants.

                  (c) There have been no transactions by the Managed Accounts in the Common Stock or other securities of the Company in the past 60 days.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference. The percentage amount set forth in Row 13 for the cover page hereto for the General Partner is based upon a Common Stock outstanding figure determined by increasing (i) the 9,002,101 shares of Common Stock outstanding as of August 11,2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the SEC on August 14, 2003 and (ii) the shares of Common Stock of which the Reporting Persons are the deemed beneficial owner through the Partnerships' ownership of Preferred Shares and Warrants.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herewith by reference for each such Individual Reporting Person. The percentage amount set forth in

                               Page 27 of 32 Pages

                           Row 13 for the cover pages hereto for each of the Individual Reporting Persons is based upon a Common Stock outstanding figure determined by increasing (i) the 9,002,101 shares of Common Stock outstanding as of August 11,2003 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the SEC on August 14, 2003 and (ii) the shares of Common Stock of which the Individual Reporting Persons are the deemed beneficial owner through the Partnerships' and Managed Accounts' ownership of Preferred Shares and Warrants.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or the Warrants. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or the Warrants beneficially owned by the Managed
                           Accounts. The Individual Reporting Persons are managing members of the General Partner and of the Management Company.

                  (e)      Not applicable.

         The 3,700 Shares are held directly by FCIP (2,800 Shares) and FCIP II (900 Shares). The Preferred Shares and Warrants in respect of which each Partnership is deemed to beneficially own Common Stock are owned directly by each such Partnership. The General Partner, as general partner to the Partnerships, may be deemed the beneficial owner of the Common Stock beneficially owned by the Partnerships. The Preferred Shares and Warrants in respect of which the Management Company is deemed to beneficially own Common Stock are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Common Stock beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such shares of Common Stock beneficially owned by the Partnerships and the Managed Accounts. Each of the

                               Page 28 of 32 Pages

Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock.

Item 6.  Contracts, Arrangements, Understandings Or
------   -------------------------------------------
         Relationships With Respect To Securities Of The Issuer.
         ------------------------------------------------------

         Other than any contracts, arrangements, understandings or relationships (legal or otherwise) previously reported in amendments prior to Amendment No. 3 to the Schedule 13D, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

                               Page 29 of 32 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  September 16, 2003

                     /s/ Thomas F. Steyer
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     on its own behalf and as General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                     By Thomas F. Steyer,
                     Senior Managing Member

                     /s/ Thomas F. Steyer
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.,
                     By Thomas F. Steyer,
                     Senior Managing Member

                     /s/ Thomas F. Steyer
                     ----------------------------------------
                     Thomas F. Steyer, individually and as attorney-in-fact
                     for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry William F. Mellin, Stephen L. Millham, Derek C. Schrier
                     and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Downes, Mellin and Millham authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Steyer to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on January 10, 2000, by such Reporting Person with respect to the Common Shares of

                               Page 30 of 32 Pages

Axogen Limited, is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Steyer to sign and file this Schedule 13D of her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Steyer to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.

                               Page 31 of 32 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Ding R. Chung, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C. (b) c/o Farallon Capital Management,
                  L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the
         Schedule 13D that is not already disclosed in the Schedule 13D.

                               Page 32 of 32 Pages